Preferred Apartment Communities, Inc. Announces Agreement to Acquire a Class A Office Building in Atlanta, Georgia
Atlanta, GA, December 8, 2016

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") today announced that on December 2, 2016, Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), its operating partnership, committed to acquire a Class A office building in the Central Perimeter submarket of Atlanta, Georgia ("Three Ravinia") pursuant to a signed Agreement of Purchase and Sale (the "Purchase Agreement") with SPUS6 Three Ravinia, LP. The office building is 98% leased to a high credit tenant base, including InterContinental Hotels Group and State Farm, with an average remaining lease term of approximately 10 years. "Three Ravinia is a trophy asset, which we believe will be a very substantial contributor to PAC's earnings," said John A. Williams, PAC's Chairman and Chief Executive Officer. Leonard A. Silverstein, PAC's President and Chief Operating Officer, added, "Our primary focus remains on owning and operating multifamily communities, although, we will continue to consider on a limited basis compelling opportunities outside our core multifamily business, such as Three Ravinia, where we have significant management expertise." PAC expects this transaction will close later this month.
The Company expects to fund this transaction with planned debt financing and a combination of the following: (i) cash on hand; (ii) borrowings under the Company's senior secured credit facility with KeyBank National Association; (iii) net proceeds from additional issuances of our Series A Redeemable Preferred Stock and Warrant Unit offering; and (iv) proceeds from the anticipated disposition of certain assets.
The Company has submitted its loan application and locked the interest rate with John Hancock to provide a non-recourse first mortgage loan on Three Ravinia at approximately 55% of the gross purchase price (the "Loan"). PAC expects the Loan will be non-recourse to the borrower, will mature in 25 years, and will bear interest at a fixed rate of 4.46% per annum. The Company expects the Loan will require monthly installments of interest only through the first five years of the Loan and will amortize over a 30-year term for the balance of the stated term. PAC expects the Loan will only be secured by Three Ravinia and there will be no loan guaranties by the Company or PAC-OP.
About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our business strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make real estate related loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the development of multifamily communities and other properties. As a secondary strategy, we may acquire or originate senior mortgage loans, subordinate loans or real estate loans secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 20% of our assets, subject to any temporary increase unanimously approved by our board of directors, in other real estate related investments such as grocery-anchored shopping centers, senior mortgage loans, subordinate loans or real estate loans secured by interests in grocery-anchored shopping centers, membership or partnership interests in grocery-anchored shopping centers and other grocery-anchored shopping center related assets as determined by our manager as appropriate for us. At September 30, 2016, the Company was the approximate 96.5% owner of Preferred Apartment Communities Operating Partnership, L.P., or the Operating Partnership. Preferred Apartment Communities, Inc. has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with its tax year ended December 31, 2011.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may", "trend", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "goals", "objectives", "outlook" and similar expressions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, those disclosed in PAC's filings with the Securities and Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Additional Information

The SEC has declared effective the registration statement (including prospectus) filed by the Company for each of the offerings to which this communication may relate. Before you invest, you should read the final prospectus, and any prospectus supplements, forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this communication may relate. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement to which this communication may relate. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, International Assets Advisory, LLC, with respect to the Follow-On Offering, Preferred Capital Securities, LLC, with respect to the mShares Offering, and JonesTrading Institutional Services LLC, with respect to the ATM Offering, will arrange to send you a prospectus if you request it by calling Leonard A. Silverstein at (770) 818-4100, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The final prospectus for the Follow-On Offering, dated October 11, 2013, can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1481832/000148183213000128/a424b3prospectus900m.htm

The ATM Offering prospectus, dated July 18, 2016, including a base prospectus, dated May 17, 2016, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183216000152/atmprospectus.htm

The final prospectus for the mShares Offering, dated December 2, 2016, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183216000209/a424prospectus-mshares.htm

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147
President and Chief Operating Officer
Email: lsilverstein@pacapts.com